July 26, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (239) 561-7224

Mr. Kenneth S. Cragun
Interim Chief Financial Officer
MIVA, Inc.
5220 Summerlin Commons Boulevard
Suite 500
Fort Myers, FL  33907

      Re:	FindWhat.com, Inc.
      Form 10-K/A for the year ended December 31, 2004
      Filed May 2, 2005
      File No. 000-30428

Dear Mr. Cragun:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief












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